Exhibit 10.30

AMENDMENT NO.1 TO

AIRCRAFT SUPPORT SERVICES AGREEMENT

This AMENDMENT NO. 1 TO THE AIRCRAFT SUPPORT SERVICES AGREEMENT (this “Amendment”) is entered into effective as of May 10, 2022, by and between MSG ENTERTAINMENT GROUP, LLC (f/k/a MSG SPORTS & ENTERTAINMENT, LLC), a Delaware limited liability company with an address at 2 Pennsylvania Plaza, New York, New York 10121 (“MSG”), on the one hand, and the following operators as follows: Charles F. Dolan, Thomas C. Dolan, Deborah Dolan-Sweeney, Patrick F. Dolan, Marianne Dolan Weber, and Kathleen M. Dolan, each an individual, with their address at c/o Dolan Family Office, LLC, 340 Crossways Park Drive, Woodbury, New York 11797 (each a “Client,” and collectively, “Client” or “Clients” as appropriate), on the other hand. Capitalized terms used but not defined elsewhere in this Amendment have the meanings assigned to them in the Aircraft Support Services Agreement, effective as of December 17, 2018, by and between Client and MSG (the “Aircraft Support Services Agreement”).

RECITALS

WHEREAS, pursuant to Section 13.3 of the Aircraft Support Services Agreement, each Client and MSG desire to amend the Aircraft Support Services Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I

AMENDMENTS TO AIRCRAFT SUPPORT SERVICES AGREEMENT

Section 1.1.    The MSG notice provision in Section IV of the Specific Terms of the Aircraft Support Services Agreement is hereby deleted and replaced in its entirety by:

To MSG:

MSG Entertainment Group, LLC

c/o Madison Square Garden Entertainment Corp.

2 Pennsylvania Plaza

New York, New York 10121

Attention: Phil Stang

Email: Phil.Stang@msg.com

with copies to (which shall not constitute notice):

MSG Entertainment Group, LLC

c/o Madison Square Garden Entertainment Corp.

7144 Republic Airport, Hangar 41

Farmingdale, New York 11735

Attention: Phil Stang

Email: Phil.Stang@msg.com

and

MSG Entertainment Group, LLC

c/o Madison Square Garden Entertainment Corp.

2 Pennsylvania Plaza

New York, New York 10121

Attn: General Counsel

Email: legalnotices@msg.com

Section 1.2.    Section V of the Specific Terms of the Aircraft Support Services Agreement is hereby deleted and replaced in its entirety by:

The Aircraft will be based at 7144 Republic Airport, Hangars 41 and 43, Farmingdale, New York or such other location as Clients and MSG may mutually agree (the “Operating Base”).

Section 1.3.    Section 1.2(f) of the Aircraft Support Services Agreement is hereby amended by adding “assistance” after “budgeting”.

Section 1.4.    Section 2.1 of the Aircraft Support Services Agreement is hereby deleted and replaced in its entirety by:

(a) Support Services Personnel and Flight Support Personnel. On behalf of Clients, MSG shall obtain the services of a fully-qualified (i) support services staff, including flight administration, accounting and dispatch personnel, for the Aircraft (“Support Services Personnel”) and (ii) pilots (“Pilots”), mechanics and flight attendants for the Aircraft (the Primary Staff, Pilots, mechanics and flight attendants, collectively, the “Flight Support Personnel” and, together with the Support Services Personnel, the “Personnel”). One (1) flight attendant and one (1) maintenance personnel (each employed by MSG) shall be primarily committed to Clients on a regular basis (the “Client Dedicated Personnel”). Personnel will be appropriately certified, rated and trained as required by the FAR’s and the insurance required by Section 9. All Personnel (other than Primary Staff) will be employed by MSG and carried on MSG’s payroll, and MSG shall be responsible for and shall timely pay and withhold all payroll and employment-related taxes (including, without limitation, Social Security, Medicare and unemployment taxes) relating to such Personnel who are MSG employees, and shall timely file returns with respect to such taxes with proper taxing authorities.

(b) Flight Support Personnel Costs. Clients shall reimburse MSG in accordance with Section 8.5 for the entire cost of (a) salary, benefits and employer payroll taxes and (b) all training and testing, as applicable, of one (1) Pilot (effective as of January 17, 2022), one (1) flight attendant, one and one half (1 1⁄2) maintenance personnel, and one half (1⁄2) administrative personnel (the costs set forth in this sentence shall collectively be referred to as “Flight Support Personnel Costs”). The Flight Support Personnel Costs shall be calculated at a rate based on the average cost per person in such personnel group (i.e., the rate for one flight attendant shall be the average cost of all flight attendants); provided however, the rate for one Pilot shall be the average cost of all Pilots excluding any Chief Pilot, Assistant Chief Pilot and Senior Captain who is primarily committed to the service of MSG. To the extent MSG’s expenses for Flight Support Personnel Costs increase or decrease, the Flight Support Personnel Costs shall be increased or decreased accordingly. Clients will also reimburse MSG for third-party fees (e.g., fees payable to recruiters or similar fees) paid in connection with retention of its allocated percentage of Flight Support Personnel being hired by MSG to support the Aircraft, with such allocated percentage determined by comparing to the total flight support personnel hired by MSG pursuant to the Related Agreements (as defined in Section 13.10 below) and Clients’ Flight Support Personnel who are MSG Employees (excluding any Chief Pilot, Assistant Chief Pilot and Senior Captain who is primarily committed to the service of MSG).

Section 1.5.    The last sentence of Section 2.2 of the Aircraft Support Services Agreement is hereby deleted and replaced in its entirety by: “Clients will be allocated incremental out-of-pocket costs of substitute personnel as follows: 100% when the pilot(s) employed by or contracted for by Client (other than pursuant to this Agreement) are not available for a flight; 100% when the flight attendant(s) employed by or contracted for by Client (other than pursuant to this Agreement) are not available for a flight; and 25% of substitute maintenance costs; and such amounts shall be paid in accordance with Section 8.5.”

Section 1.6.    The following is hereby added after the last sentence of Section 2.4: “Client will have the right to approve the hiring of Client Dedicated Personnel.”

Section 1.7.    The following is added to the Aircraft Support Services Agreement as Section 3.3:

Flight Support Personnel Training Costs. The costs of initial qualification training of Flight Support Personnel (excluding the Primary Staff) shall be borne by MSG, and all other training costs for Flight Support Personnel (excluding the Primary Staff) shall be included in the Flight Support Personnel Costs. If MSG provides, or obtains third party services to provide, training for pilots, mechanics, flight attendants or other personnel employed by or contracted for by Clients (other than pursuant to this Agreement), Clients shall reimburse MSG for the total cost of such training.

Section 1.8.    The following is added to the Aircraft Support Services Agreement as Section 4.7:

Emergency Response Program. On Clients’ behalf, MSG will cause the Aircraft to be enrolled in an emergency response program (the “ERP”), and will conduct, contract for and/or supervise Aircraft maintenance services to cause the Aircraft to be maintained in accordance with the requirements of the ERP. MSG shall bear the cost of administering the ERP, and all other costs related to the ERP shall be borne by Clients.

Section 1.9.    Section 7.1 of the Aircraft Support Services Agreement is hereby deleted and replaced in its entirety by:

Hangarage. MSG will provide Clients with appropriate hangar space (including office and shop space, internet access and access to telephones) at the Aircraft’s Operating Base (as specified in Section V of the Specific Terms) for the Aircraft, and Clients agree to be bound by the applicable terms of the agreements underlying such hangar space at the Operating Base. Clients shall be responsible for their pro rata share of the aggregate total cost of MSG’s hangar rent and hangar maintenance/janitorial costs (including any taxes and other fees payable under the hangar lease, such as utilities) (the “Hangar Fee”). Clients’ pro rata share of all such rent and expenses shall be calculated based on the square footage required for all of Clients’ aircraft hangared at the Operating Base (whether or not such aircraft is under management by MSG) compared to the total square footage of all aircraft hangared at the Operating Base. To the extent MSG’s rent and/or other lease payments increase or decrease, the Hangar Fee shall be increased or decreased accordingly. In the event there is a change in circumstances relating to hangarage, the parties agree to negotiate in good faith to readjust the total cost to make such cost equitable to all parties.

Notwithstanding the expiration provision of Section III of the Specific Terms hereof, Clients will be responsible for the Hangar Fee for the term of the agreements underlying the hangar space at the Operating Base; provided, however, in the event Clients provide written notice to MSG that the Aircraft will no longer be hangared at the Operating Base, Clients shall only be responsible for the Hangar Fee for nine (9) months from the date on which Clients deliver such written notice to MSG (unless otherwise mutually agreed in writing by the parties). For the avoidance of doubt, during the period beginning on April 1, 2022 and through June 30, 2022, Clients shall be responsible for the Hangar Fee as well as their pro rata share of the aggregate total cost of MSG’s hangar rent and hangar maintenance/janitorial costs (including any taxes and other fees payable under the hangar lease, such as utilities) at Hangar 5 at Republic Airport.

Section 1.10.    Section 8.1 of the Aircraft Support Services Agreement is hereby amended by adding the following after the first sentence thereof: “MSG shall bill each Client individually.”

Section 1.11.    In the third sentence of Section 8.5 of the Aircraft Support Services Agreement, “twenty (20) days” is hereby deleted and replaced with “forty-five (45) days”.

Section 1.12.    Section 8.6 of the Aircraft Support Services Agreement is hereby amended by adding the following after the first sentence thereof: “For the avoidance of doubt, if MSG terminates Personnel other than as described in the preceding sentence, MSG will be responsible for severance payments, if any.”

Section 1.13.    The last sentence of Section 13.5 of the Aircraft Support Services Agreement is hereby amended by adding the following after “facsimile”: “, PDF transmission or other electronic transmission service (e.g., DocuSign),”.

Section 1.14.    Section 13.10 of the Aircraft Support Services Agreement is hereby deleted and replaced in its entirety by:

Related Agreements. The parties hereto acknowledge and agree that the terms reflected in this Agreement, including but not limited to the allocation of certain expenses and fees, are based on the assumption that, in addition to this Agreement, MSG is party to an Aircraft Support Services Agreement providing for substantially similar services as those covered herein with Brighid Air, LLC (such current agreement, or any future amended, restated or replacement agreement, a “Related Agreement”). In the event that any such Related Agreement is terminated or otherwise expires, and this Agreement shall continue, the parties will work in good faith to revise the terms of this Agreement to reflect updated terms, including but limited to allocation of certain expenses and fees, to ensure that the terms are equitable to the parties to this Agreement and any remaining Related Agreement. In addition, the parties hereto acknowledge and agree that in the event that factors cause the terms of this Agreement to be economically unfair to one party, the parties will work together in good faith to adjust these terms to achieve a more equitable arrangement.

ARTICLE II

MISCELLANEOUS

Section 2.1.    Except as expressly modified and superseded by this Amendment, the Aircraft Support Services Agreement shall continue to be in full force and effect in accordance with its terms. After the date of this Amendment, all references to the “Aircraft Support Services Agreement” or phrases with similar meaning shall refer to the Aircraft Support Services Agreement as amended by this Amendment.

Section 2.2.    The provisions of Section 13.1, Section 13.3, Section 13.5 and Section 13.6 of the Aircraft Support Services Agreement shall apply mutatis mutandis to this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

CLIENTS:

CHARLES F. DOLAN

/s/ Charles F. Dolan

THOMAS C. DOLAN

/s/ Thomas C. Dolan

DEBORAH DOLAN-SWEENEY

/s/ Deborah Dolan-Sweeney

PATRICK F. DOLAN

/s/ Patrick F. Dolan

MARIANNE DOLAN WEBER

/s/ Marianne Dolan Weber

KATHLEEN M. DOLAN

/s/ Kathleen M. Dolan

[Signature Page to Amendment No. 1 to Aircraft Support Services Agreement]

MSG:

MSG ENTERTAINMENT GROUP, LLC

By:	/s/ David F. Byrnes
Name: David F. Byrnes
Title: Executive Vice President & Chief Financial Officer

[Signature Page to Amendment No. 1 to Aircraft Support Services Agreement]